Exhibit 99.1

Societal CDMO Reports Third Quarter 2023 Financial Results

Recorded Q3 Revenue of $23.6 Million

Signed Multiple New Business Agreements with New and Existing Customers

Closed Public Offering Raising Gross Proceeds of Approximately $8.3 Million

Initiated Corporate Restructuring; Expected to Result in Annualized Savings of Approximately $5.5 Million

Company to Host Webcast Today at 4:30 p.m. ET

SAN DIEGO, CA, and GAINESVILLE, GA – November 8, 2023 — Societal CDMO, Inc. (“Societal”; NASDAQ: SCTL), a contract development and manufacturing organization (CDMO) dedicated to solving complex formulation and manufacturing challenges primarily in small molecule therapeutic development, today reported financial results for the third quarter and nine months ended September 30, 2023.

“During the third quarter, the company’s operational performance was strong, with our team adding multiple new and existing customer projects to our pipeline. These projects span a range of Societal’s capabilities and we believe speak to the growing strength of our reputation within the industry, and track record of success with our existing customers,” said David Enloe, chief executive officer of Societal.

“The company also opened a new revenue channel by securing a license to manufacture in support of psychedelic drug development. Given our years of experience handling controlled substances, we believe we are uniquely qualified to support the emerging psychedelic therapy sector as well as the growing number of ongoing and planned clinical trials in this area. We are very excited to be working in this innovative area of drug development.

“Over the last few months, we also had a number of notable corporate achievements. During the third quarter, we initiated a strategic reorganization of the company that we believe will generate millions in annual savings, favorably restructured our debt, and raised funds in a very challenging market. While undertaking these efforts in a single quarter presented challenges, we believe that our successful execution of each has placed us on a path to long-term growth and financial stability.

“Given the achievements of the quarter combined with our leaner and highly focused operation, I wish to emphasize the optimism we have for the future of Societal CDMO. We have high conviction that the current market valuation of our company is not at all reflective of, nor indicative of, the real value of the company we have built and continue to grow every day. When we view the company’s 2023 achievements to-date in the context of expectations for 2024 and beyond, we are bullish on our prospects for financial growth in the near future, and believe we are well positioned to reach positive cash flow in 2025.”

Third Quarter 2023 and Other Recent Developments and Events

New and Expanded Customer Projects. During the quarter, the company added two new customers, including Societal’s first government contract with the National Institutes of Health (NIH) for a project to be conducted at the Georgia facility. In addition, Societal expanded project agreements across multiple existing programs. The new business includes formulation and analytical method development, cGMP manufacturing, stability studies, packaging and logistics services.

Secured Schedule 1 Controlled Substance Manufacturing License from Drug Enforcement Agency; Allows Expansion into Manufacture of Psychedelic Drug Products. During the quarter, the company completed key regulatory requirements, and received U.S. Drug Enforcement Agency (DEA) approval to add certain Schedule 1 psychedelic compounds to its controlled substance manufacturing registration. These compounds expand upon the Schedule 2 manufacturing registration that the company has held with the DEA for over 20 years. Importantly, Societal is now able to expand its capabilities into the psychedelic drug development market without committing any additional capital investment. The company is excited to support this emerging and growing market and is currently in discussions with drug manufacturers engaged in the psychedelic area.

Renegotiated Debt Terms. Today’s unfavorable financing environment has impacted the manufacturing decisions of many of Societal’s customers. In an effort to mitigate the effects of these conditions to Societal, the company has taken proactive steps to improve its financial position. During this quarter, the company renegotiated its debt structure and certain covenants with its creditors to provide the company with additional financial optionality. Specifically, among other benefits, the new terms defer previous mandatory payments, reduce certain payments, and lower certain minimum liquidity and fixed charge coverage ratios. The company is very pleased with the outcome of this effort and the additional financial flexibility secured.

Successfully Closed Public Offering. During the third quarter, the company also closed an underwritten public offering of 20,750,000 shares of its common stock (or common stock equivalents). The gross proceeds from the offering were approximately $8.3 million, before underwriting discounts and commissions and offering expenses. These funds provide added operational flexibility and will be used to further support Societal’s growth objectives.

New Board Appointments. Concurrent with the closing of the financing, which was largely supported by many of the company’s existing investors, the company’s board of directors appointed Wayne Weisman, Societal’s previous board chairman, to the position of executive chairman, and Matt Arens joined the board as a new director. Mr. Arens serves as the chief executive officer and senior portfolio manager at First Light Asset Management, one of Societal’s largest investors and a long-time supporter of the company. He has a track record of success supporting micro-cap, small-cap, and mid-cap health care companies, and Societal is thrilled to have expanded access to his experience in guiding companies toward growth and sustainable profitability.

“I am pleased to join the Societal board of directors,” stated Mr. Arens. “I continue to see substantial value in Societal and am encouraged by the tangible steps the company has taken over the last few months to improve both its near-term and longer-term business outlook. It is clear to me that the board and management team are aligned and focused on creating shareholder value, and I am encouraged by the strategic actions the company is undertaking to maximize its optionality in a difficult operating environment.”

Initiated Corporate Restructuring. During the quarter, the company initiated a strategic restructuring designed to right-size the organization and optimize cost efficiencies. Following the completion of a comprehensive review of its operations, Societal reduced its workforce by 26 positions (9%), and eliminated nine open positions across all aspects of the business, effective September 20, 2023. These moves are expected to result in annualized savings of approximately $5.5 million.

Concurrent with the reduction in workforce, the company also decided to scale back or discontinue aspects of its operations which will impact the company’s manufacturing capacity and accordingly, its revenue generating capability. A significant majority of these cuts will impact the portion of the business supporting earlier-stage services, which are most acutely affected by the current financing environment. While the company believes these actions will drive improved cash flows, they will also reduce Societal’s overall revenue-generating capacity in the near-term by approximately 5% - 10%. While Societal continues to prioritize achieving profitability in the future, it is a first priority to establish a healthy cash flow today to sustain the company in the current challenging market. As a result of the restructuring and strategic refocusing of assets, the company is resetting its 2023 revenue guidance to account for the discontinuation of certain programs and services, to between $92 million - $94 million.

Financial Results for the Three Months Ended September 30, 2023

Revenues for the quarter ended September 30, 2023, were $23.6 million, compared to $21.6 million for the comparable 2022 period. The increase of $2.0 million was primarily driven by an increase in revenue from the company’s largest commercial customer, Teva, due to the continued pull through in demand during the quarter resulting from market share gains against the sole competitor for the Verapamil SR products as well as a catch-up in shipments to Teva from the second quarter of 2023, during which the company saw a decrease in shipments due to the company’s scheduled shutdown of the company’s packaging line to implement upgrades required to comply with new serialization aggregation compliance standards. In addition, there was an increase in shipments to Lannett for Verapamil PM due to timing of customer orders during the year. Further, the company had its first shipment of Otsuka commercial batches during the quarter. Offsetting these increases were a decrease in Novartis and InfectoPharm shipments due to timing of customer orders as well as prior year inventory-build for InfectoPharm as a then new customer.

Cost of sales for the quarter ended September 30, 2023, was $19.9 million compared to $16.1 million for the comparable period of 2022. The increase of $3.8 million was primarily due to higher commercial manufacturing revenue and higher fixed costs to support the newly installed aseptic fill/finish line that has expanded the company’s capabilities. In addition, there were $0.7 million of restructuring costs recorded during the current year period.

Selling, general and administrative expenses for the third quarter of 2023 of $5.3 million were relatively consistent with the comparable prior year period of $5.1 million. Included within the current year period was $0.4 million of restructuring costs.

Interest expense was $3.0 million for the three months ended September 30, 2023, a decrease compared to $3.6 million for the comparable period of 2022. The decrease of $0.6 million was primarily due to a significantly reduced amount of aggregate principal and lower interest rates under the company’s refinanced debt as compared to the borrowings outstanding during the period ended September 30, 2022.

For the quarter ended September 30, 2023, the company recorded a net loss of $4.6 million or $0.05 per diluted share, as compared to a net loss of $3.3 million or $0.06 per diluted share, for the comparable period of 2022. EBITDA, as adjusted* for the period was $2.8 million compared to $3.8 million in the prior year period. The $1.0 million decrease in EBITDA, as adjusted, is primarily due to higher expense during the period.

Financial Results for the Nine Months Ended September 30, 2023

Revenue for the nine months ended September 30, 2023, was $66.9 million, compared to $65.9 million for 2022. The increase of $1.0 million in revenue was primarily driven by increases in revenues from Teva and Lannett as well as an increase in pre-commercial development revenues, which were partially offset by a decrease in Novartis and InfectoPharm revenues, as described above.

Cost of sales for the nine months ended September 30, 2023, was $56.5 million, compared to $49.6 million in 2022. The cost of sales increase of $6.9 million was primarily due to mix of revenue and related fixed cost absorption, including increased costs associated with the new aseptic fill/finish line that has expanded the company’s capabilities and increased material costs. In addition, there were $0.7 million of restructuring costs recorded during the current year period.

Selling, general and administrative expenses for the nine months ended September 30, 2023, were $15.2 million, compared to $15.9 million in 2022. The decrease of $0.7 million was primarily related to lower public company costs and administrative costs than the prior year offset by $0.4 million of restructuring costs recorded in the current year period.

Interest expense was $7.4 million and $10.5 million for the first nine months of 2023 and 2022, respectively. The decrease of $3.1 million was primarily due to a significantly reduced amount of aggregate principal and lower interest rates under the company’s refinanced debt as compared to the borrowings outstanding during the period ended September 30, 2022.

For the nine months ended September 30, 2023, Societal reported a net loss of $12.5 million, or $0.14 per diluted share, compared to a net loss of $10.7 million, or $0.19 per diluted share, for 2022. EBITDA, as adjusted* for the first nine months was $6.3 million compared to $10.6 million in the prior year period. The $4.3 million decrease in EBITDA, as adjusted is primarily due to mix of revenue and related fixed cost absorption offset by reduced selling, general and administrative costs.

2023 Guidance

The company is resetting revenue guidance for the full year 2023 to account for the discontinuation of certain programs and services, to between $92 million - $94 million, with expected net loss of $12.1 million - $13.6 million.

The company is resetting EBITDA, as adjusted* guidance for the full year to between $11.5 million - $13 million.

* EBITDA, as adjusted is non-GAAP financial measure (see reconciliation of non-GAAP financial measures at the end of this release).

Non-GAAP Financial Measures

To supplement Societal’s financial results determined by U.S. generally accepted accounting principles (“GAAP”), the company monitors certain non-GAAP information for the business, including EBITDA, as adjusted. The company believes that these non-GAAP financial measures are helpful in understanding the business as they are useful to investors in allowing for greater transparency of supplemental information used by management. These measures are used by investors, as well as management in assessing the company’s performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, reported GAAP results. Further, non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared. Please see the section of this press release titled “Reconciliation of GAAP to Non-GAAP Financial Measures” for a reconciliation of any non-GAAP financial measures to their most directly comparable GAAP measures.

Webcast

Societal management will be hosting a webcast today, November 8, 2023, beginning at 4:30 p.m. ET. The webcast may be accessed via "Investor Events" in the Investor section of the company’s website, https://ir.societalcdmo.com/events. An archived webcast will be available on the company’s website approximately two hours after the event and will be available for 30 days.

About Societal CDMO

Societal CDMO (NASDAQ: SCTL) is a bi-coastal contract development and manufacturing organization (CDMO) with capabilities spanning pre-Investigational New Drug (IND) development to commercial manufacturing and packaging for a wide range of therapeutic dosage forms with a primary focus in the area of small molecules. With an expertise in solving complex manufacturing problems, Societal CDMO is a leading CDMO providing therapeutic development, end-to-end regulatory support, clinical and commercial manufacturing, aseptic fill/finish, lyophilization, packaging and logistics services to the global pharmaceutical market.

In addition to our experience in handling DEA controlled substances and developing and manufacturing modified-release dosage forms, Societal CDMO has the expertise to deliver on our clients’ pharmaceutical development and manufacturing projects, regardless of complexity level. We do all of this in our best-in-class facilities, which total 145,000 square feet, in Gainesville, Georgia and San Diego, California.

Societal CDMO: Bringing Science to Society. For more information about Societal’s customer solutions, visit societalcdmo.com.

Cautionary Statement Regarding Forward Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements, among other things, relate to the company’s financial guidance; expectations regarding use of proceeds from recent financings; expectations regarding customer ordering patterns; ability to manage costs and to achieve its financial goals; to operate under lending covenants; and to maintain relationships with CDMO commercial partners and develop additional commercial partnerships. The words "anticipate", "believe", "correlate", "could", "estimate", “upcoming”, "expect", "intend", "may", "plan", "predict", "project", "will" and similar terms and phrases may be used to identify forward-looking statements in this press release. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Factors that could cause the company’s actual outcomes to differ materially from those expressed in or underlying these forward-looking statements include, but are not limited to, unstable market and macroeconomic conditions, including any adverse impact on the customer ordering patterns or inventory rebalancing or disruption in raw materials or supply chain; demand for the company’s services, which depends in part on customers’ research and development funding, their clinical plans and the market success of their products; customers’ changing inventory requirements and manufacturing plans; customers and prospective customers decisions to move forward with the company’s manufacturing services; the average profitability, or mix, of the products the company manufactures; the company’s ability to enhance existing or introduce new services in a timely manner; the company’s ability to close its previously announced land sale transaction on the anticipated timeline; fluctuations in the costs, availability, and suitability of the components of the products the company manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials, or the company’s customers facing increasing or new competition; the company’s ability to collect on customers’ receivable balances; the extent to which health epidemics and other outbreaks of communicable diseases could disrupt our operations; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission at www.sec.gov. These forward-looking statements are based on information currently available to us, and we assume no obligation to update any forward-looking statements except as required by applicable law.

Contacts

Stephanie Diaz (Investors)

Vida Strategic Partners

(415) 675-7401

sdiaz@vidasp.com

Tim Brons (Media)

Vida Strategic Partners

(415) 675-7402

tbrons@vidasp.com

Ryan D. Lake (CFO)

Societal CDMO

(770) 531-8365

ryan.lake@societalcdmo.com

SOCIETAL CDMO, INC. AND SUBSIDIARIES

Summary of Operating Results

(Unaudited)

	Three months ended September 30,
(dollars in thousands, except per share amounts)	2023	2022	Change	%
Revenue	$23,590	$21,589	$2,001	9%
Cost of sales	19,870	16,055	3,815	24%
Gross margin	16%	26%
Selling, general and administrative expenses	5,309	5,075	234	5%
Amortization of intangible assets	168	244	(76)	-31%
Total operating expenses	25,347	21,374	3,973	19%
Operating (loss) income	(1,757)	215	(1,972)	-917%
Interest expense	(2,911)	(3,586)	675	-19%
Interest income	79	42	37	88%
Loss before income taxes	(4,589)	(3,329)	(1,260)	38%
Income tax expense	3	—	3	n/a
Net loss	$(4,592)	$(3,329)	$(1,263)	38%

Loss per share, diluted	$(0.05)	$(0.06)	$0.01	-17%

EBITDA, as adjusted*	$2,836	$3,816	$(980)	-26%

	Nine months ended September 30,
(dollars in thousands, except per share amounts)	2023	2022	Change	%
Revenue	$66,916	$65,935	$981	1%
Cost of sales	56,476	49,639	6,837	14%
Gross margin	16%	25%
Selling, general and administrative expenses	15,243	15,945	(702)	-4%
Amortization of intangible assets	520	685	(165)	-24%
Total operating expenses	72,239	66,269	5,970	9%
Operating loss	(5,323)	(334)	(4,989)	1494%
Interest expense	(7,370)	(10,434)	3,064	-29%
Interest income	319	56	263	470%
Loss before income taxes	(12,374)	(10,712)	(1,662)	16%
Income tax expense	114	—	114	n/a
Net loss	$(12,488)	$(10,712)	(1,776)	17%

Loss per share, diluted	$(0.14)	$(0.19)	$0.05	-26%

EBITDA, as adjusted*	$6,271	$10,571	$(4,300)	-41%

* EBITDA, as adjusted, is a non-GAAP financial measure (see reconciliation of non-GAAP financial measures at the end of this release).

SOCIETAL CDMO, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

To supplement the company’s financial results determined by U.S. generally accepted accounting principles (“GAAP”), the company has disclosed in the tables below the following non-GAAP information about EBITDA, as adjusted.

EBITDA, as adjusted, is net income or loss as determined under GAAP excluding interest expense, income tax expense, depreciation, amortization, non-cash stock-based compensation, costs related to the acquisition and integration of IriSys, costs related to the debt refinancing, and costs related to the corporate restructuring.

The company believes that non-GAAP financial measures, such as EBITDA, as adjusted, are helpful in understanding its business as it is useful to investors in allowing for greater transparency of supplemental information used by management. EBITDA, as adjusted is used by investors, as well as management in assessing the company’s performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, reported GAAP results. Further, non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared.

Third quarter and year to date results

	Three months ended September 30,		Nine months ended September 30,
(amounts in thousands)	2023	2022	2023	2022
Net loss (GAAP)	$(4,592)	$(3,329)	$(12,488)	$(10,712)
Interest expense, net	2,832	3,544	7,051	10,378
Income tax expense	3	—	114	—
Depreciation	2,105	1,923	6,043	5,516
Amortization of intangible assets	168	244	520	685
Stock-based compensation	1,179	1,260	3,816	4,147
Refinancing, deal and integration costs (a)	82	174	156	557
Restructuring (b)	1,059	—	1,059	—
EBITDA, as adjusted	$2,836	$3,816	$6,271	$10,571

2023 guidance compared to 2022 full year results

	Year ending / ended December 31,
(amounts in thousands)	2023	2022
	(estimate)
Net loss (GAAP)	$(13,600) - (12,100)	$(19,881)
Interest expense, net	9,500	14,059
Income tax expense	200	1,105
Depreciation	8,100	7,413
Amortization of intangible assets	700	905
Stock-based compensation	5,000	5,426
Refinancing, deal and integration costs (a)	200	7,774
Restructuring (b)	1,400	—
EBITDA, as adjusted	$11,500 - 13,000	$16,801
a)
Costs related to the December 2022 debt refinancing and the acquisition and integration of IriSys.
b)
Costs related to the September 2023 corporate restructuring.